EXHIBIT 2.1

______________________________________________________________________________

                            STOCK PURCHASE AGREEMENT

                                  by and among

                      UNIVERSAL COMMUNICATION SYSTEMS, INC.

                                    as Buyer

                                       and

           the following Shareholders of TOU Millennium Electric Ltd.:

                                 Ami R. Elazari

                           Catlan Development Limited.

                                   as Sellers

                                 August 22, 2003

______________________________________________________________________________



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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of August 22, 2003, by and between UNIVERSAL COMMUNICATION SYSTEMS, INC., a Nevada corporation ("Buyer"), and the following shareholders of TOU Millennium Electric
Ltd.: Ami R. Elazari and Catlan Development Limited (collectively, "Sellers" and each individually a "Seller"). Buyer and Sellers are sometimes referred to individually in this Agreement as a "Party" and collectively as the "Parties." All other capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Article 8 of this Agreement.

                                    PREAMBLE

         Sellers collectively own all of the issued and outstanding capital stock of Millennium Electric TOU, Inc., an Israeli corporation (the "Company"). Buyer, a publicly traded company, has agreed with Sellers on 12 June 2003, to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

                   ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:

                       ARTICLE 1 - PRINCIPAL TRANSACTION
                       ---------------------------------

     Section 1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all outstanding capital stock of the Company owned or controlled by Seller, which capital stock is equal to 100% of the issued and outstanding shares of the Company, (the "Shares"), free and clear of all Encumbrances. The effective date for the transfer of all rights in the Shares to the Buyer shall be 12 June 2003 (the "Effective Date").

     Section 1.2 Purchase Price. In consideration of the transfer of the Shares to Buyer and the other undertakings set forth in this Agreement, Buyer agrees to issue to Sellers at the Closing the following Purchase Price (the "Purchase Price") which will be allocated among Sellers on a pro rata basis in accordance with their respective Share ownership:

               (a) Four million four hundred thousand (4,400,000) shares of restricted common stock of Buyer in the name of Sellers (the "Initial Stock").

               (b) Options to purchase additional eight million eight hundred thousands (8,800,000) shares of Buyer common stock, at a price of $0.05/share, exercisable for a period of five years from the

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date of
          the Closing (the "Initial Options"), upon delivery of Draft Financial Statements of the Company for the 2002 fiscal year, and Draft Interim Financial Statements through the quarter ended June 2003 (as further defined in Section 2.4). Within 7 days after receipt of a Revenue Reports indicating the Company has achieved USD $1.3 million in Revenue, options to purchase 13.2 million shares of Buyer common stock, exercisable during a period of 36 months from the date of issuance, at:

               (i) USD $0.06 per share, if such Revenue is achieved at any time during the fiscal year ending December 31, 2003; or

               (ii) USD $0.07 per share if such Revenue is achieved accumulatively at any time during the fiscal year ending December 31, 2004;

               (iii) USD $0.08 per share if such Revenue is achieved accumulatively at any time during the fiscal year ending December 31, 2005.

               (c) Within 7 days after receipt of a Revenue Report indicating the Company has achieved USD $4.4 million in Revenue, options to purchase additional 13.2 million shares of Buyer common stock, exercisable during a period of 48 months from the date of issuance, at:

               (i) USD $0.17 per share if such Revenue is achieved during the fiscal year ending December 31, 2004

               (ii) USD $0.18 per share if such Revenue is achieved accumulatively at any time during the fiscal year ending December 31, 2005; or

               (iii) USD $0.19 per share if such Revenue is achieved accumulatively at any time during the fiscal year ending December 31, 2006.

               (d) Within 7 days after receipt of a Revenue Report indicating the Company has achieved USD $12.2 million in Revenue, options to purchase additional 13.2 million shares of Buyer common stock, exercisable during a period of 60 months from the date of issuance, at:

               (i) USD $0.37 per share if such Revenue is achieved during the fiscal year ending December 31, 2005; or

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               (ii) USD $0.38 per share if such Revenue is achieved
          accumulatively at any time during the fiscal year ending December 31, 2006; or

               (iii) USD $0.39 per share if such Revenue is achieved accumulatively at any time, during the fiscal year ending December 31, 2007.

     The shares issued pursuant to sub-sections (a) and (b) above, will be issued as "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended, and will be restricted from trading for a period of not less than 12 months from the date of issue. The Buyer shall file, at its own expense, a registration statement with the SEC within 180 days of the Closing, which registration statement shall include all Buyer common stock and options that compose the Purchase Price, and shall take promptly all any action and provide at its own expense any approval, opinion (including legal opinion), confirmation and document which may be necessary to complete and give effect to said registration and to the tradability of said common stock. Subject to SEC approval, the Buyer common stock, and options when exercised, that compose the Purchase Price shall become free trading common stock. Other than as stated in Section 2.28 hereinunder, the Buyer shall not be responsible for any broker fees or commissions related to the shares and options issued pursuant to this Agreement.

     Section 1.3 Deliveries of payment and documents. Notwithstanding the Effective Date, the closing of the transactions contemplated by this Agreement (the "Closing") will take place by mail with Adorno & Yoss, P.A., serving as Escrow Agent, on August 22, 2003 or on such date mutually agreed by Buyer and Sellers or, in the absence of mutual agreement, at a time and date specified in writing by either Buyer or Sellers upon five business days' notice to the other after fulfillment or waiver of the conditions precedent set forth in Article 5 of this Agreement (the "Closing Date").

     Section 1.4

               (a) At the Closing, Sellers will execute and/or deliver to Buyer
          (i) certificates representing the Shares duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank and sufficient to transfer the Shares to Buyer free and clear of all Encumbrances as of the Effective Date; (ii) all files, documents, agreements, books of account, corporate seals, minute books, stock records, and other corporate records pertaining to the Company; and
          (iii) the various certificates, instruments and other documents referred to in Section 5.1.

               (b) At the Closing, Buyer will execute and/or deliver to Sellers
          (i) the Purchase Price; (ii) the employment agreement referred to in
          Section 5.1 hereunder; and (iii) the various certificates, instruments and other documents referred to in Section 5.2.

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             ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS
             -----------------------------------------------------

     Sellers, jointly and severally, represent and warrant to Buyer as follows:

     Section 2.1 Disclosure Schedule. Sellers have delivered to Buyer the Disclosure Schedule, which includes the numbered schedules specifically referred to in this Article 2 (the "Disclosure Schedule"). The information contained in the Disclosure Schedule to the best of Sellers' Knowledge is complete and accurate, and all documents that are attached to or form a part of the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent. References to Schedules in this Agreement shall be to Schedules included in the Disclosure Schedule.

     Section 2.2 Organization and Good Standing. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state and/or nation of its incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, and to perform their respective obligations under all Applicable Contracts. Copies of the Organizational Documents are attached to Schedule 2.2. Except as disclosed on Schedule 2.2, the Company does not have any Subsidiaries and does not own or have any right to acquire any equity interest in any other Person.

     Section 2.3 Capitalization; Ownership. The authorized capital stock of the Company consists of Ordinary Shares, of which 100 shares are issued and outstanding, and of 100 Management Shares, of which all 100 are issued and outstanding. There are no other authorized classes or series of capital stock or other equity securities of the Company. All of the shares of common stock of the Company, including the Shares were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. Shareholders' pro rata Share ownership is set forth on Schedule 2.3. There are no outstanding Contracts that require Sellers to sell any shares of common stock of the Company, including the Shares, or that require the Company to issue or sell any shares of capital stock of the Company, including the Shares or any securities convertible into shares of capital stock of the Company, including the Shares. The Shares represent 100% of the outstanding capital stock of the Company. Sellers own, beneficially and of record, all of the Shares free and clear of all Encumbrances. Except as set forth on Schedule 2.3, none of the Shares are held jointly with any other Person, including any Shareholder. At the Closing, Sellers will deliver to Buyer valid title to all of the issued and outstanding Shares free and clear of all Encumbrances. Except as set forth on Schedule 2.3, the Company owns all of the issued and outstanding shares of capital stock of each Subsidiary free and clear of all Encumbrances. The authorized capital, as well as the issued and outstanding stock of each Subsidiary, is as set forth below:

Name of Subsidiary    Share Description  Authorized Shares   Outstanding Shares

Solar Style Ltd.       Ordinary Shares        50,000                 200


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There are no other classes or series of capital stock or other equity securities of any Subsidiary. All of the shares of common stock of the Subsidiaries were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding Contracts that require the Company to sell any shares of common stock of any Subsidiary or that require any Subsidiary to issue or sell any shares of capital stock of any Subsidiary or any securities convertible into shares of capital stock of any Subsidiary. The Company owns beneficially and of record, all of the outstanding capital stock of each Subsidiary free and clear of all Encumbrances.

     Section 2.4 Financial Statements; Reports. Copies of the audited consolidated financial statements for the Company and its Subsidiaries at and for the fiscal years ended December 31, 2001 and consolidated financial statements 2000 copies of the Draft Financial Statements through December 31, 2002, are attached to Schedule 2.4 (the "Financial Statements"). The Draft Financial Statements include the balance sheet of the Company at December 31, 2002 (the "Balance Sheet"). The Sellers believe that the Draft Financial Statements and balance sheet of the Company at December 31, 2002 will not be substantially different from the final audit financial statements for the same date. Also attached to Schedule 2.4 are copies of the draft interim consolidated balance sheets and interim statements of income and cash flows of the Company and its Subsidiaries at and for the quarter ended June 30, 2003 thereto during the current fiscal year, if any, each prepared internally by the Company (the "Interim Financial Statements"). The Draft Financial Statements and Draft Interim Financial Statements present fairly the financial condition of the Company and its Subsidiaries, on a consolidated basis, at the dates indicated and the Company's and the Subsidiaries' consolidated results of operations for the periods then ended, all in accordance with Israeli GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, the effect of which will not individually or in the aggregate be materially adverse, and the absence of notes which if presented would not differ materially from those included in the Draft Financial Statements).

Since the date of its incorporation, the Company, and its subsidiaries (if applicable) has timely filed all material forms, reports, schedules, statements and other material documents required to be filed by it under applicable Legal Requirements. As of their respective dates, or if amended, as of the date of the last such amendment, any filings, financial statements or exhibits included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, (b) complied with applicable Legal Requirements as the case may be, and any applicable rules and regulations thereunder.

     Section 2.5 Books and Records. The books of account, and any other records of the Company and each Subsidiary, all of which have been made available to Buyer, are complete and accurate and have been maintained in accordance with sound business practices. As of the Closing Date, all of these books and records will be in the possession of the Company or each Subsidiary, as applicable.

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     Section 2.6 No Undisclosed Liabilities. Neither the Company nor any
Subsidiary has any liability or obligation of any nature except for liabilities or obligations expressly reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since December 31, 2002, which will not, individually or in the aggregate, cause a Material Adverse Consequence to the Company or its business.

     Section 2.7 Taxes. Except as set forth on Schedule 2.7, all reports required by the State of Israel, declarations, statements and returns of any kind with respect to Taxes that are required to be filed for the Company or any Israeli Subsidiary (collectively, the "Returns") have been filed within the times and in the manner prescribed by applicable Legal Requirements. The Company and each Subsidiary have paid, or caused to be paid, all Taxes due and owing by them, whether or not shown (or required to be shown) on a Tax Return, and the Company has provided a sufficient reserve for the payment of all Taxes not yet due and payable on the Balance Sheet. Taxes paid or provided for on the Balance Sheet include all Taxes for which the Company or any Subsidiary may be liable in its own right, or as the transferee of the assets of, or as successor to, any other corporation, association, partnership, joint venture or other entity. All Taxes required to have been collected or withheld with respect to the Company or any Subsidiary have been duly collected or withheld and, to the extent required before the Closing Date, have been or will, prior to the Closing Date, be duly paid to the proper Governmental Body. Except as disclosed on Schedule 2.7, all Tax deficiencies asserted by any Governmental Body against the Company or any Subsidiary have been paid or finally settled and recorded on the Draft Balance Sheet, and to the best of the Sellers' Knowledge no grounds exist for the assertion of any deficiency for any periods that have not been audited by an applicable Governmental Body. Except as disclosed on Schedule 2.7, there are no audits of or other Proceedings pending with respect to any Returns. Except as disclosed on Schedule 2.7, there are no outstanding waivers of statutes of limitations regarding any Taxes payable by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any tax-sharing agreement or similar arrangement that will survive the Closing. Sellers have made available to Buyer complete and accurate copies of (i) all Returns regarding all open years and any amendments thereto, (ii) all audit or examination reports or written proposed adjustments (whether formal or informal) received from any Governmental Body relating to any Return and (iii) any closing agreements entered into by the Company or any Subsidiary with any Governmental Body regarding Taxes. Neither the Company nor any Subsidiary has signed an extension with any Governmental Body concerning any liability for Taxes, and no open matters exist for any prior periods.

     Section 2.8 No Material Adverse Consequence; Absence of Restricted Events. Since December 31, 2002: the Company and its Subsidiaries have conducted their operations and affairs only in the Ordinary Course of Business; there has not been any Material Adverse Consequence in the business, operations, properties, prospects, assets or condition of the Company or any of its Subsidiaries; and no event has occurred or circumstance exists that may result in such a Material Adverse Consequence. Except as disclosed on Schedule 2.8, since December 31, 2002, no Restricted Event has occurred with respect to the Company or any Subsidiary.

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     Section 2.9 Employees; Labor Relations.

               (a) Since its incorporation the Company has one employee, Mr. Ami Elazari. There are, nor have there been, any other employees of the Company or its Subsidiaries. Upon the execution of the employment agreement referenced in Section 5.1 hereto and the fulfillment of all obligations and undertakings of Buyer hereunder, Mr. Elazari will have no claim against the Company with respect to his employment. Notwithstanding the above, the Company received secretarial services through an employee of an affiliate of Catlan Development Limited and the services of an assistant manager who was engaged as an independent consultant. The agreements relating to the Company's relationship with Mr. Joseph More are set forth in Schedule 2.9. To Sellers' Knowledge, no employee of the Company or any Subsidiary intends to terminate his or her employment. Each employee of the Company and each Subsidiary is employed on an "at will" basis.

               (b) Neither the Company nor any Subsidiary is now, or has ever, been a party to any collective bargaining or other labor Contract. Since January 1, 1997, there has not been, there is not presently pending or existing and to Sellers' Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or Proceeding concerning (i) the grievance of any employee; (ii) any application or complaint filed by an employee or union with any Governmental Body; or (iii) organizational activity or other labor dispute against or affecting the Company or any Subsidiary or any of their respective premises. No application for certification of a collective bargaining agent is pending with respect to the Company or any Subsidiary or to Sellers' Knowledge Threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any Subsidiary, and no such action is contemplated.

               (c) Except as set forth on Schedule 2.9, the Company and its Subsidiaries have complied with all Legal Requirements relating to employment, termination of employment, leaves of absence, equal employment opportunity, nondiscrimination, accommodation of disabilities, affirmative action, immigration, child labor, wages, hours, benefits, collective bargaining, the payment of social security, unemployment and similar Taxes, other payroll Taxes, the payment of employee wages and benefits, occupational safety and health, workers compensation and plant closing or layoffs. Neither the Company nor any Subsidiary is liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for

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          failure to comply with any of the foregoing Legal Requirements. No employee of the Company or any Subsidiary is working under a United States work authorization.

               (d) Except as set forth on Schedule 2.9, neither the Company nor any Subsidiary is a party to any Contract with any of the present or former director, officer, employee or consultant of the Company or any Subsidiary with respect to length, duration or conditions of employment (or the termination of employment), independent contractor relationship, salary, bonus or other incentive compensation, commission, percentage compensation, deferred compensation, health insurance or any other form of remuneration, or restricting in any way the termination of employment or an independent contractor relationship. There is no pending or to the Sellers' Knowledge Threatened or existing but unasserted, claim against the Company or any Subsidiary for violation of any Contract described above, nor is there any factual basis upon which a claim could be asserted.

               (e) A copy of each employee policy manual, handbook or other employment policies provided or applicable to the employees of the Company or any Subsidiary, and a copy of the employment application forms, form offer letters and other hiring documents (including pre-employment tests) currently being used by the Company or any Subsidiary or which have been used by the Company or any Subsidiary in the last two years, in connection with the hiring of any new employee, if existing, have been provided to Buyer.

     Section 2.10 Employee Benefit Plans. Neither the Company nor any Subsidiary nor any predecessor or affiliate of the Company or any Subsidiary has ever established, maintained or contributed, to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Employee Benefit or Retirement Plan.

     Section 2.11 Real Property. There is no real property or real property interests owned or controlled by the Company or any Subsidiary (the "Real Property"). Schedule 2.11 sets forth a complete list of all leases of real property concerning the Company or any Subsidiary (individually, a "Real Property Lease," collectively, the "Real Property Leases" and with respect to the underlying real property, "Leased Real Property"). Sellers have provided Buyer with a complete and accurate copy of each Real Property Lease. No building or improvement that the Company or any Subsidiary owns, leases or uses encroaches on any easement or property owned by another, and no building or improvement owned by another encroaches on any property that the Company or any Subsidiary owns, leases or uses or on any easement the benefit of which runs to the benefit of the Company or any Subsidiary. There are no ground subsidences or slides on any real property that the Company or any Subsidiary leases or uses. All buildings and improvements that the Company or any Subsidiary leases or uses are in good condition, normal wear and tear excepted, are structurally sound and not in need of repairs, are fit for their intended

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purposes, and are adequately serviced by all utilities necessary for the effective operation of the business of the Company or such Subsidiary, as applicable, as presently conducted. None of the real property leased or used by the Company or any Subsidiary is the subject of any condemnation action and there is no proposal under consideration by any public or governmental authority or entity to use any of the real property leased or used by the Company or a Subsidiary for some other purpose.

     Section 2.12 Personal Property. Except for the Intellectual Property licensed to the Company as set forth on Schedule 2.17(b), the Company and each Subsidiary has good and marketable title, free and clear of all Encumbrances, to all of the personal property and other assets of the Company and each Subsidiary, tangible and intangible, including all property reflected in the Balance Sheet or acquired after the date of the Balance Sheet, but excluding any personal property since sold or otherwise disposed of in the Ordinary Course of Business. All personal property owned by the Company or any Subsidiary will be in the possession of the Company or a Subsidiary on the Closing Date.

     Section 2.13 Accounts Receivable. All accounts receivable of the Company and all Subsidiaries that are reflected on the Draft Balance Sheet or the Draft Interim Financial Statements or on the other accounting records of the Company or any Subsidiary as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent on the Closing Date valid obligations arising from sales or advances actually made, services actually performed or other obligations actually incurred in the Ordinary Course of Business. Unless paid before the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible, and each of the Accounts Receivable either will have or has been collected in full prior to the Closing Date or will be collected in full within ninety days after their due date.

     Section 2.14 Litigation. Except as set forth on Schedule 2.14 there is no Proceeding or Order pending against the Company or any Subsidiary or that otherwise relates to or may affect the business of, or any of the property or assets owned, leased or used by, the Company or any Subsidiary or that may interfere with the transactions contemplated by this Agreement. To Sellers' Knowledge, no such Proceeding or Order has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

     Section 2.15 Authorization and Enforceability; No Conflict with Other Instruments or Proceedings.

               (a) Sellers have full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Sellers and is enforceable against each of them in accordance with its terms.

               (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not to the best of Seller's Knowledge (i) contravene the Organizational Documents or result in a breach of

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          any provision of, or constitute a default under, any Applicable
          Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to the Company or any Subsidiary; (iii) result in the imposition of any Tax on the Company or any Subsidiary (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned, leased or used by the Company or any Subsidiary; or (v) result in the acceleration of any of the indebtedness of the Company or any Subsidiary or increase the rate of interest payable by the Company or any Subsidiary with respect to any indebtedness. All consents, approvals or authorizations of, or declarations, filings or registrations with, any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on Schedule 2.15 and will be obtained or made, as applicable, by Sellers before the Closing.

     Section 2.16 Contracts. Except for purchase orders for supplies issued in the Ordinary Course of Business, Schedule 2.16 lists each Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or affected. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. The Company, each Subsidiary and each other Person that is a party to a Material Contract has complied and is fully complying with the terms of the applicable Material Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give the Company, a Subsidiary or any other Person the right to declare a default under, any Material Contract. Copies of each Material Contract are attached to Schedule 2.16.

     Section 2.17 Intellectual Property. Schedule 2.17(a) sets forth all Intellectual Property Assets presently owned by the Company or any Subsidiary.
Schedule 2.17(b) sets forth all Intellectual Property licensed or used by the Company or any Subsidiary. The Company or any Subsidiary, as applicable, will own an irrevocable exclusive worldwide perpetual royalty-free license to use those Intellectual Property Assets set forth on Schedule 2.17(b) and any improvements thereon, on the Closing Date, free and clear of all Encumbrances, and following the Closing, Buyer, the Company and its Subsidiaries will have the right to use each Intellectual Property Asset without payment to any other Person. To the best of Sellers' Knowledge, there is no infringement of or unlawful use by any Person of any of the Intellectual Property Assets of the Company or any Subsidiary, and to the best of Sellers' Knowledge, neither the Company nor any Subsidiary has infringed or unlawfully used any Intellectual Property Assets of any other Person. Schedule 2.17(b) also sets forth a list of all Contracts relating to Intellectual Property Assets to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or affected. To the best of Seller's Knowledge, none of the Intellectual Property Assets of the Company or any Subsidiary is subject to any pending or to Sellers' Knowledge Threatened claim or challenge, and there is no valid basis for asserting any claim or challenge. The Intellectual Property Assets are all those necessary for the operation of the

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business of the Company and its Subsidiaries as presently conducted and are sufficient in form and quality so that following the Closing, Buyer will have the ability to operate the Company and its Subsidiaries consistent with the operation of the Company and its Subsidiaries before the Closing. No Intellectual Property Assets owned, licensed or used by the Company or any Subsidiary are subject to any outstanding Order restricting the use of the Intellectual Property Assets. To the best of Sellers' Knowledge, Buyer's exploitation of the Intellectual Property Assets set forth on Schedule 2.17(a) and (b) will not infringe the rights of any other Person.

     Section 2.18 Insurance. Schedule 2.18 contains a list of all policies of liability, errors and omissions, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance owned or maintained by the Company or any Subsidiary, including for each policy: the name of the insurer; the amount of coverage; the type of insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. All of the insurance policies listed on Schedule 2.18 are (a) outstanding and in full force; (b) taken together provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a Person carrying on the same type of business as the Company and its Subsidiaries; and (c) are sufficient for compliance with all Legal Requirements and Contracts to which the Company or any Subsidiary is a party or is bound or affected. The present insurance coverage of the Company and its Subsidiaries will remain in effect through the Closing Date.

     Section 2.19 No Illegal Payments. Neither the Company, any Subsidiary nor any other Person associated with or acting on behalf of the Company or any Subsidiary has used any funds of the Company or any Subsidiary for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from such funds or established or maintained any unlawful or unrecorded funds.

     Section 2.20 Certain Relationships. Except for the intellectual property owned by Mr. Elazari and licensed by the Company set forth on Schedule 2.17, neither Sellers, nor any Related Person of any Seller, is an owner, shareholder, creditor, director, agent, consultant or employee of, or lender to, any Person engaged in a business that acts as a supplier of any goods or services to the Company, any Subsidiary, or any part of which is in actual or potential competition with the Company or any Subsidiary. Neither the Company nor any Subsidiary has any outstanding indebtedness to Sellers or any Related Person, and neither Sellers nor any Related Person has any outstanding indebtedness to the Company or any Subsidiary.

     Section 2.21 Environmental Matters.

               (a) Compliance. To the best of Seller's Knowledge The Company and its Subsidiaries are in full compliance with all applicable Environmental Laws, and there are no circumstances that may prevent or interfere with full compliance in the future. Compliance includes possession of, and compliance with, all required permits and other Governmental Authorizations. Neither the Company nor its Subsidiaries is party to any Order or Contract with respect to any Environmental Law.

               (b) Notices. Neither the Company nor any Subsidiary has received any communication (written or oral), whether from a Governmental Body, citizens group, employee or otherwise, that alleges (i) that the Company or any Subsidiary is not in compliance with an Environmental Law or (ii) that the Company or any Subsidiary is potentially responsible for any investigation or cleanup of Hazardous Substances.

               (c) Environmental Liability. For the Company, any Subsidiary and any Person whose liability the Company or any Subsidiary has or may have retained or assumed, either contractually, by operation of law or otherwise, there is no: (i) Environmental Liability existing, pending or Threatened, or (ii) past or present event, circumstance or condition that could form the basis for any Environmental Liability, including the release, discharge or disposal of a Hazardous Substance at any location or site.

               (d) No Nuisance. To the best of Sellers' belief, the business of the Company and each Subsidiary as currently conducted does not constitute a nuisance and no claim of nuisance has been made by any adjoining landowner or other Person, and neither the Company nor any Subsidiary has made or received complaints to or from anyone regarding a nuisance caused or created by any adjoining landowner or Person.

               (e) Documents. Sellers have disclosed to Buyer all environmental reports, audit reports, inspection reports, and sampling results conducted for the Real Property or the Company or any Subsidiary and which are in the possession of the All current Company or Subsidiary permits and Governmental Authorizations under any Environmental Law are set forth in Schedule 2.22..

     Section 2.22 Permits and Licenses; Compliance with Legal Requirements. All Governmental Authorizations necessary for the Company and its Subsidiaries to carry on their respective businesses as presently conducted are identified on
Schedule 2.22 and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is subject to, nor have they been Threatened with, any Material Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of their respective businesses or the ownership or use of any of their respective properties or assets, and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Material Adverse Consequence. The Company and its Subsidiaries are presently, and during all applicable limitations periods have been, in full compliance with all applicable Legal Requirements.

     Section 2.23 Bank Accounts. Schedule 2.23 contains a list of the names, account numbers and locations of all banks and other financial institutions at which the Company or any Subsidiary has any accounts or safe deposit boxes and the names of all persons authorized to draft or have access to such accounts.

     Section 2.24 Independent Contractors. All independent contractors engaged by the Company or any Subsidiary are identified on Schedule 2.2.24. The independent contractor relationships of the Company and each Subsidiary have been maintained consistent with prevailing industry practices. The Company and its Subsidiaries require that those employees required to be licensed are duly licensed pursuant to all applicable Legal Requirements and that they maintain their licenses in good standing as a condition for continued affiliation.
Schedule 2.24 lists the agents, associates and sales persons of the Company or its Subsidiaries, as applicable, as of June 30, 2003, and the number of such agents, associates and sales persons has not materially changed since such date. Each of the agents, associates and sales persons of the Company and its Subsidiaries has entered into an independent contractor agreement with the Company. Attached to Schedule 2.24 is the current form of independent contractor agreement entered into with the agents, associates and sales persons of the Company or any Subsidiary, and no agent, associate or sales person is a party to a Contract with the Company or any Subsidiary that is materially different in substance or form from the current form. Set forth on Schedule 2.24 is a schedule of the commission arrangements, including all perquisites, for each agent, associate and sales persons of the Company. To the Knowledge of Sellers, none of the agents of the Company or any Subsidiary has any plans to terminate his or her independent contractor relationship with the Company or any Subsidiary following the Closing.

     Section 2.25 Franchise and Joint Venture Agreements. Except as set forth on
Schedule 2.25, neither the Company nor any Subsidiary is a party to any franchise or joint venture Contract. Neither the Company nor any Subsidiary owes or will owe any franchise fees.

     Section 2.26 Pending Customer Transactions. Schedule 2.26 lists each of the pending customer orders held the Company and its Subsidiaries as of the date of this Agreement. The aggregate amount of revenues expected to be derived by the Company and its Subsidiaries from pending but not yet consummated transactions associated with the Company and its Subsidiaries is as per the Schedule 2.26 as delivered to the Buyer by the Seller.

     Section 2.27 No Broker's Fees. Except as set forth on Schedule 2.27, neither Sellers nor anyone acting on Sellers' behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company or any Subsidiary could be liable.

     Section 2.28 Accuracy of Statements. No representation or warranty made by Sellers in this Agreement, the Disclosure Schedule, or any statement, certificate or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. The representations and warranties of Sellers will be deemed to be made as of the date of this Agreement and again as of the Closing Date.

     Section 2.29 Other Subsidiaries. To the best of Seller's Knowledge, no Subsidiary of the Company existing under the laws of any jurisdiction outside of Israel is in violation any of the representations made hereinabove.

              ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER
              ---------------------------------------------------

         Buyer represents and warrants to Sellers as follows:

     Section 3.1 Organization and Standing of Buyer. Buyer and each Subsidiary of Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state and/or nation of its incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the properties and assets that they purport to own or use, and to perform their respective obligations under all Applicable Contracts. Copies of the Organizational Documents are attached to Schedule 3.1. Except as disclosed on Schedule 3.1, Buyer does not have any Subsidiaries and does not own or have any right to acquire any equity interest in any other Person.

     Section 3.2 Capitalization; Ownership. The authorized capital stock of the Buyer consists of 63,566,871 shares of common stock, .001 par value, of which shares are issued and outstanding. There are no other authorized classes or series of capital stock or other equity securities of the Buyer. All of the shares of common stock of the Buyer were validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights of any shareholder. Shareholders' pro rata Share ownership is set forth on Schedule 3.2. There are no outstanding Contracts that require Buyer to sell any shares of common stock of the Buyer, or that require the Buyer to issue or sell any shares of capital stock of the Buyer or any securities convertible into shares of capital stock of the Buyer. The Stock will represent approximately 7% of the outstanding capital stock of the Buyer. At the Closing, Buyer will deliver to Sellers valid title to all of the Stock free and clear of all Encumbrances. Except as set forth on Schedule 3.2, the Buyer owns all of the issued and outstanding shares of capital stock of each, of its subsidiary free and clear of all Encumbrances. The authorized capital, as well as the issued and outstanding stock of each such subsidiary is set forth on the Buyer's public filings in the SEC Edgar Database at www.sec.gov on Forms 10K and 10Q.

There are no other classes or series of capital stock or other equity securities of any Subsidiary. All of the shares of common stock of the Subsidiaries were validly issued, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding Contracts that require the Buyer to sell any shares of common stock of any Subsidiary or that require any Subsidiary to issue or sell any shares of capital stock of any Subsidiary or any securities convertible into shares of capital stock of any Subsidiary. The Buyer owns beneficially and of record, all of the outstanding capital stock of each Subsidiary free and clear of all Encumbrances.

     Section 3.3 Financial Statements; Reports. Copies of the audited consolidated financial statements for the Buyer at and for the fiscal years ended December 31, 2002, 2001 and 2000, and consolidated financial statements for the quarter ending June 30, 2003, can be found in the Buyer public filings in the SEC Edgar Database at www.sec.gov on Form 10K and 10Q respectively (the "Financial Statements"). To the best of Buyers' knowledge, the Financial Statements present fairly the financial condition of the Buyer and its Subsidiaries, on a consolidated basis, at the dates indicated and the Buyer's and the Subsidiaries' consolidated results of operations for the periods then ended, all in accordance with US GAAP applied on a basis consistent throughout such periods and consistent with prior periods.

Since the date of its incorporation, the Buyer, and its subsidiaries (if applicable) has timely filed all material forms, reports, schedules, statements and other material documents required to be filed by it under applicable Legal Requirements. As of their respective dates, or if amended, as of the date of the last such amendment, any filings, financial statements or exhibits included therein: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, (b) complied with applicable Legal Requirements as the case may be, and any applicable rules and regulations thereunder.

     Section 3.4 Books and Records. The books of account, minute books, stock record books and other records of the Buyer, are complete and accurate and have been maintained in accordance with sound business practices. The minute book of the Buyer contains complete and accurate records of all meetings held, and all corporate action taken, by the shareholders or board of directors of the Buyer (or any committee of the board of directors). As of the Closing Date, all of these books and records will be in the possession of the Buyer.

     Section 3.5 No Undisclosed Liabilities. The Buyer, on a consolidated basis, does not have any material liability or obligation of any nature except for liabilities or obligations expressly reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since December 31, 2002, which will not, individually or in the aggregate, adversely affect the Buyer or its business.

     Section 3.6 No Material Adverse Consequence; Absence of Restricted Events.Section 3.7 Since December 31, 2002, the Buyer and its Subsidiaries have conducted their operations and affairs only in the Ordinary Course of Business; there has not been any Material Adverse Consequence in the business, operations, properties, prospects, assets or condition of the Buyer or any of its Subsidiaries; and no event has occurred or circumstance exists that may result in such a Material Adverse Consequence. Except as disclosed on Schedule 3.6, since December 31, 2002, no Restricted Event has occurred with respect to the Buyer or any of its subsidiary.

     Section 3.11 Authorization and Enforceability; No Conflict with Other Instruments or Proceedings.

               (a) Buyer has full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against it in accordance with its terms.

               (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) contravene the Organizational Documents or result in a breach of any provision of, or constitute a default under, any Applicable Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to the Buyer; (iii) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned, leased or used by the Buyer; or (iv) result in the acceleration of any of the indebtedness of the Buyer or increase the rate of interest payable by the Buyer with respect to any indebtedness. All consents, approvals or authorizations of, or declarations, filings or registrations with, any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement are set forth on Schedule 3.11 and will be obtained or made, as applicable, by Buyer before the Closing.

     Section 3.12 No Illegal Payments. Neither the Buyer, any Subsidiary nor any other Person associated with or acting on behalf of the Buyer or any Subsidiary has used any funds of the Buyer or any Subsidiary for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from such funds or established or maintained any unlawful or unrecorded funds.

     Section 3.13 Permits and Licenses; Compliance with Legal Requirements.Section 3.14 All Governmental Authorizations necessary for the Buyer and its Subsidiaries to carry on their respective businesses as presently conducted, if necessary have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. Neither the Buyer nor any Subsidiary is subject to, nor have they been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of their respective businesses or the ownership or use of any of their respective properties or assets, and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. The Buyer and its Subsidiaries are presently, and during all applicable limitations periods have been, in full compliance with all applicable Legal Requirements.
3.14 No Broker's Fees. Except as set forth on Schedule 3.14, neither Buyer nor anyone acting on Buyer's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or the Company or any Subsidiary could be liable.

     Section 3.15 Accuracy of Statements. No representation or warranty made by Buyer in this Agreement, the Disclosure Schedule, or any statement, certificate or schedule furnished, or to be furnished, to Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. The representations and warranties of Buyer will be deemed to be made as of the date of this Agreement and again as of the Closing Date.

     Section 3.16 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of the Securities Act of 1933.



               ARTICLE 4 - POST CLOSING COVENANTS AND AGREEMENTS
               -------------------------------------------------

         The Parties (as applicable) covenant and agree as follows:

     Section 4.1 Reasonable Best Efforts; Notice of Breach or Failure of Condition. Each Party will use its, his or her reasonable best efforts to fulfill the conditions required to be fulfilled by it, him or her to bring about the timely consummation of the transactions contemplated by this Agreement. Each Party will give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with (i) the satisfaction of any condition precedent to the obligations of any Party under this Agreement; (ii) the truth and accuracy of any Party's representations and warranties under this Agreement; or (iii) the timely consummation of the transactions contemplated by this Agreement.

     Section 4.2 Publicity. At the Closing Date, neither Buyer nor Sellers will issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties Notwithstanding the foregoing, neither Buyer nor Sellers will be prevented at any time from furnishing any required information to any Governmental Body or from complying with that Party's legal obligations.

     Section 4.3 Further Assurances. Buyer and Sellers will execute all documents and take all further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, Buyer and Sellers will take all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each Party will use its reasonable best efforts to obtain all Governmental Authorizations of all Governmental Bodies and non-governmental third parties which may be or become necessary for its execution and delivery of, and the performance of that Party's obligations pursuant to, this Agreement, and will cooperate fully with each other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Notwithstanding the foregoing, in connection with obtaining any Governmental Authorizations, no Party will be required to divest or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, operations, properties or assets.

     Section 4.4 Covenant Not To Compete. Each Seller covenants and agrees that as long as they are employed by the Company and for 12 months thereafter or (the "Noncompetition Period"), they will not, and will cause their Affiliates not to, during the Noncompetition Period, compete, directly or indirectly, with the Company or any Subsidiary or participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent to, or furnish services or advice to, any Person which competes or plans to compete, directly or indirectly, with the Company or any Subsidiary. The geographic scope of the foregoing covenant is defined in Schedule 4.4 (the "Noncompetition Territory"). The Parties agree and intend that the time period, geographic coverage and scope of the covenants set forth in this Section 4.4 are reasonable and necessary to protect the Company, its Subsidiaries, and the goodwill thereof to be acquired by Buyer. Sellers agree that in the event of any breach of any of the terms, conditions or provisions of Sections 4.4, 4.5 or 4.6 (either actual or threatened) by any Seller, Buyer's remedies at law will be inadequate. Sellers each agree that in such event, Buyer will have the right to specific performance and injunctive relief (without posting any bond or other security) in addition to any and all other rights and remedies available at law or in equity. All rights and remedies of Buyer or its Affiliates under Sections 4.4, 4.5 and 4.6 will be cumulative.

     Section 4.5 Non-Solicitation Covenant. Each Seller covenants and agrees that for the Noncompetition Period they will not, directly or indirectly, induce any employee or independent contractor of Buyer, the Company, any Subsidiary or their respective Affiliates, to leave his or her employment or terminate his or her independent contractor relationship or, directly or indirectly, assist any other Person in requesting or inducing any employee or independent contractor of Buyer or any Affiliates of Buyer to leave his or her employment or terminate his or her independent contractor relationship.

     Section 4.6 Confidential Information. Each party hereto covenant and agree that they will not, and will cause their Affiliates not to, from the date of this Agreement and forever afterward, use or disclose to any Person any proprietary, secret or confidential information of Buyer, the Company or any Subsidiary, including customer names and information, sales information, and business and trade secrets, without the prior written consent of the other party, as applicable; provided, however, that after expiration of the Noncompetition Period, this covenant will have no applicability to information in the public domain.

     Section 4.7 Brokers' Fees. Buyer undertakes to pay brokers' fees as provided for in Schedule 2.27 hereto, per the written instructions of the Seller.

                 ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE
                 ---------------------------------------------

     Section 5.1 Conditions to Obligation of Buyer. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

               (a) The representations and warranties set forth in Article 2 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (b) Sellers must have performed and complied with in all material respects all of his covenants and obligations under this Agreement;

               (c) Sellers must have delivered to Buyer in form reasonably acceptable: (i) a certificate stating that the conditions specified in Sections 5.1(a) and (b) have been satisfied; (ii) a letter of resignation and release of claims from each director and officer of the Company and of the directors and officers appointed by Sellers in the Subsidiaries; and (iii) such other certificates, instruments or documents as may be reasonably requested in order to execute the transaction under this Agreement;

               (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect which would prevent the consummation of any of the transactions contemplated by this Agreement or which could result in any Material Adverse Consequence against Buyer, the Company or any Subsidiary if the transactions contemplated by this Agreement were consummated;

               (e) All authorizations, consents and approvals by any third parties, including all Governmental Authorizations, that are necessary for the consummation of the transactions contemplated by this Agreement, must have been received and must be in full force and effect. All necessary filings, declarations and notices of Buyer and Sellers with or to third parties must also have been made or given;

               (f) Buyer must be satisfied with the results of its investigation of the Company's business, properties and assets, including its review of the Disclosure Schedule to be delivered pursuant to Section 2.1;

               (g) The Board of Directors of the Company must have irrevocably and unanimously: (i) approved the Agreement, (ii) taken any action required by Israeli law to give legal effect to the Agreement.

               (h) The execution of an employment agreement with Ami Elazari for the position of President and CEO of the Company for a term not less than three years, and a two year extension if mutually agreed to by the Parent and Mr. Elazari, with salary and benefits as provided for in Schedule 5.1.

     Section 5.2 Conditions to Obligation of Sellers. Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived collectively by Sellers, in whole or in part):

               (a) The representations and warranties set forth in Article 3 of this Agreement, individually and collectively, must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date;

               (b) Buyer must have performed and complied with in all material respects all of its covenants and obligations under this Agreement;

               (c) Buyer must have delivered to Sellers in form reasonably acceptable: (i) a certificate stating that each of the conditions specified in Sections 5.2(a) and (b) have been satisfied; and (ii) such other certificates, instruments or documents as Sellers may reasonably request; and

               (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement enacted since the date of this Agreement which would prevent the consummation of any of the transactions contemplated by this Agreement or which could result in any Material Adverse Consequence against Sellers, Buyer, the Company or any Subsidiary if the transactions contemplated by this Agreement were consummated.

               (e) The execution of an employment agreement with Ami Elazari for the position of President and CEO of the Company for a term not less than three years, with salary and benefits as provided for in Schedule
          5.1 .

               (f) The execution of a six month consulting contract between the Company and Dorit Elazari and Joseph More with an aggregate compensation valued at $155,000 paid in monthly payments either, in cash or in unrestricted and freely tradable Buyer common stock, as mutually agreed by Company President and Parent valued at: (i) $25,000 per month for five months; (ii) a final payment valued at $30,000 on the sixth month; and (iii) otherwise in form acceptable to Buyer. In connection with the shares to be issued pursuant hereto, the Buyer shall issue the unrestricted common stock on the tenth calendar day of each month (or the next business day if the tenth calendar day falls on a weekend or governmental holiday).

          The value of the Buyer common stock shall be calculated per the 10 day weighted average [in accordance with the daily closing price of the Buyer as reported by Bloomberg, L.P.] during the month payment is made.

               (g) Ami Elazari shall be named to the Board of Directors of the Buyer.

               (h) The Board of Directors of the Buyer shall have approved the Agreement, and determine that the consideration to be paid in connection with the Agreement is fair to the shareholders of the Buyer.

                            ARTICLE 6 - TERMINATION
                            -----------------------

     Section 6.1 Termination Events. This Agreement may be terminated by mutual consent of the Parties or by notice given before or at the Closing:

               (a) By Sellers on the one hand or Buyer on the other hand if a material Breach of any provision of this Agreement has been committed by the other and the Breach has not been promptly cured or waived;

               (b) By Buyer if any of the conditions in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

               (c) By Sellers if any of the conditions in Section 5.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with his obligations under this Agreement) and Sellers have not waived the condition on or before the Closing Date; or

               (d) By either party if the Closing has not occurred (other than through the failure of the Party or Parties, as applicable, seeking to terminate this Agreement to comply fully with its, his or her obligations under this Agreement) on or before August 31, 2003, or such later date as the Parties may agree upon.

     Section 6.2 Effect of Termination. Each Party's right of termination under
Section 6.1 is in addition to any other rights it, he or she may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated by a Party because of a Breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its, his or her obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

                          ARTICLE 7 - INDEMNIFICATION
                          ---------------------------

The following provisions in this Article 7 shall apply only for those events occurring prior to the date hereof from which a liability may have, now have or can, shall or may arise against the Company or the Intellectual Property, until and including the time and date hereof, which is or may be in connection with or arising from any matter whatsoever.

     Section 7.1 Indemnification and Reimbursement by Sellers. The Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, each Subsidiary and their respective Representatives and Affiliates, and will reimburse them, for all Material Adverse Consequences arising from or related to
(a) any Breach by Sellers of any representation or warranty; (b) any Breach by any Seller of any covenant, agreement or obligation of Sellers in this Agreement or any other instrument or document delivered by Sellers to Buyer pursuant to this Agreement; (c) any and all liabilities of the Company or any Subsidiary of any nature, whether accrued, absolute, contingent, or otherwise (including Tax liabilities or Environmental Liabilities), whether or not involving a third party, other than liabilities specifically reserved on the Balance Sheet or incurred in the Ordinary Course of Business from December 31, 2002 to the Closing Date; (d) any claims or Threatened claims against Buyer or the Company arising out of the ownership or operation of the business of the Company and its Subsidiaries prior to the Closing; (e) any claims, including claims for appraisals or dissenters rights, relating to the Agreement; (f) the items listed on Exhibit 7.1; and (g) the enforcement of indemnification rights under this
Article 7. With respect to the above, Buyer acknowledges that it has reviewed those representations made, and documents supplied, by the Sellers and is proceeding with this transaction based upon the due diligence performed thereon.

     Section 7.2 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Sellers, and will reimburse Sellers, for all Material Adverse Consequences arising from or related to (a) any Breach by Buyer of any representation, warranty, covenant or obligation of Buyer in this Agreement or any other instrument or document delivered by Buyer to Sellers pursuant to this Agreement, and (b) the enforcement of indemnification rights under this Article 7.

     Section 7.3 Indemnification Procedures.

               (a) Third-Party Claims.

               (i) Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an "Indemnified Party") of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an "Indemnifying Party") under this Article 7, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnified Party's failure to provide prompt notice.

               (ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

               (iii) If any Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (iv) The Parties will make available to each other and each other's legal counsel and other professional advisors all of its books and records relating to a third-party claim and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

               (v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

               (b) Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

     Section 7.4 Right of Setoff.

               (a) Each Indemnified Party may, as one of its remedies to effect indemnification under this Article 7, withhold or cause to be withheld and setoff any amounts payable (under this Agreement or otherwise) following the Closing to the Indemnifying Party, including, but not limited to, any amounts i.e. stock options, composing the Contingent Payment. The right to setoff will be exercisable whether the claim for indemnification is liquidated or unliquidated, whether or not the claim for indemnification has been reduced to judgment, and regardless of any difficulty or uncertainty in determining or computing the ultimate amount of the indemnification claim. The exercise of a right of setoff in good faith, whether or not ultimately deemed to be justified, will not constitute a default of any obligation against which such setoff is made.

               (b) For the purposes of this subsection 7.4 only, the right of setoff shall be invoked only in the case of fraud, bad faith, willful misconduct.

                            ARTICLE 8 - DEFINITIONS
                            -----------------------

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 8:

         "Accounts Receivable" has the meaning set forth in Section 2.14 of this Agreement.

         "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, that Person and any officer, director or controlling Person of that Person.

         "Applicable Contract" means any Contract (a) under which any Party has or may acquire any rights; (b) under which any Party is or may become subject to any obligation or liability; or (c) by which any Party or any of the property or assets owned, leased or used by any is or may become bound.

         "Draft Balance Sheet" has the meaning set forth in Section 2.4 of this Agreement.

         "Breach" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision the effect of which is an adverse affect in an amount not less then USD $10,000 or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

         "Buyer" has the meaning set forth in the first paragraph of this Agreement.

         "Cash Purchase Price" has the meaning set forth in Section 1.2 of this Agreement.

         "Closing" has the meaning set forth in Section 1.5 of this Agreement.

         "Closing Date" means the date and time as of which the Closing actually takes place.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Disclosure Schedule" has the meaning set forth in Section 2.1 of the Agreement.

         "Draft Financial Statements" un-audited and un-reviewed financial statements prepared by the Company and its Subsidiaries for the relevant period

         "Employee Benefit Plan" means any "employee pension benefit plan" or "employee welfare benefit plan" and any bonus or other incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, accident, health or sickness insurance, retirement benefits, vacation or other paid time off, severance, disability, compensation, employee assistance or counseling, educational assistance, adoption assistance, group legal, (taxable or nontaxable, direct or indirect), fringe or payroll practice of any nature, covering any current or former (including retired) employee of the Company or any Subsidiary.

         "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Law" means all Legal Requirements under the laws of the State of Israel relating to pollution or the protection of human health, safety, or the environment, including laws designed (a) to prevent, report or regulate the release, discharge or emission of pollutants or Hazardous Substances into the Environment; (b) to regulate the generation, treatment, storage, handling, transportation or disposal of Hazardous Substances; (c) to assure that products or chemicals are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment; (d) to protect or pay for damages to natural resources such as wetlands, sand dunes or forests, as well as plant and animal species; and (e) to clean up Hazardous Substances that have been released and to apportion the costs of the cleanup.

         "Environmental Liability" means any Material Adverse Consequence arising from or relating to any Environmental Law or Occupational Safety and Health Law with respect to acts or omissions by the Company, a Subsidiary or any of their respective predecessors or affiliates or to conditions in existence or events or circumstances having occurred, in each case on or before the Closing Date.

         "Financial Statements" has the meaning set forth in Section 2.4 of this Agreement.

         "GAAP" unless indicated otherwise, means United States generally accepted accounting principles.

         "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Israeli Governmental Body or pursuant to any Legal Requirement under the laws of the State of Israel .

         "Governmental Body" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Substance" means any hazardous, toxic or polluting substance, waste, material or contaminant, including petroleum or petroleum products, governed or regulated under any Environmental Law.

         "Intellectual Property Assets" include all (a) legal names of Persons, fictional business names, trade names, domain names, and registered and unregistered trademarks, service marks, certification marks, collective marks and related applications, both filed and in progress; (b) registered and unregistered copyrights in published works and unpublished works and related applications, both filed and in progress; (c) know-how, trade secrets, confidential information, software, technical information, designs, inventions, processes, technology and other similar data; and (d) all other intellectual property rights throughout the world.

         "Draft Interim Financial Statements" has the meaning set forth in
Section 2.4 of this Agreement.

         "Knowledge" means actual awareness of a particular fact or other matter or awareness that a prudent individual could be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, statute, code, regulation, order, rule or treaty.

         "Management Shares" - means shares which provide their holders to appoint the directors of the Company as provided for in the Company's Articles of Association.

         "Material Adverse Consequence" means, any change, event or effect shall have occurred that, when taken together with all other adverse changes, events or effects that have occurred would or would reasonably be expected to (a) be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of the Parties taken as a whole; (b) prevent or materially delay the consummation of the transactions contemplated hereby;
(c) cause any loss, cost, liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys' and other professional fees), responsibility, disability, remedial action or diminution of value; provided, however, that (i) any adverse effect (economic or otherwise) that is caused by conditions affecting the economy or security markets generally shall not be taken into account in determining whether there has been a Material Adverse Consequence; (ii) any direct, adverse effect that results solely from the public announcement of the transactions contemplated by this Agreement shall not be taken into account in determining whether there has been a Material Adverse Consequence.

         "Material Contract" means any Applicable Contract that: (a) involves performance of services or delivery of goods or materials by or to the Company of an amount in excess of $100,000; (b) involves expenditures or receipts in excess of $50,000; (c) relates to the ownership, sale or use of real or personal property, except those relating to personal property having a value per item or aggregate payments of less than $100,000 and with a term of less than one year; (d) relates to Intellectual Property Assets; (e) involves the sharing of profits, losses, costs or liabilities with any other Person or by any other Person; (f) provides for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (g) grants a power of attorney; (h) was entered into other than in the Ordinary Course of Business and contains or provides for an undertaking to be responsible for consequential damages; (i) that relates to capital expenditures in excess of $100,000; (j) limits the freedom to compete in any line of business or geographic area; (k) contains a guaranty of performance or payment by another Person; (1) relates to indebtedness for borrowed money or that creates an Encumbrance in any properties or assets; (m) relates to the length, duration or condition of employment or the termination thereof and which cannot be terminated on notice without liability; and (n) amends, supplements or modifies any of the foregoing.

         "Noncompetition Period" means the period set forth in Section 4.4 of this Agreement

         "Noncompetition Territory" has the meaning set forth in Section 4.4 of this Agreement.

         "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions.

         "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" means in accordance with the usages of trade prevailing in the industry in which the Company or a Subsidiary, as applicable, operates and in accordance with the historical and customary day-to-day practices with respect to the activity in question.

         "Organizational Documents" means the complete charter and the bylaws of the Company and any Subsidiary, including all amendments thereto.

         "Ordinary Shares" - means shares of the Company to which are attached all the rights in the Company other than the rights attached to the Management Shares as provided for in the Company's Articles of Association.

         "Party or "Parties" has the meaning set forth in the first paragraph of this Agreement.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

         "Personal Property Lease(s)" has the meaning set forth in Section 2.12 of this Agreement.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Real Property" has the meaning set forth in Section 2.11 of this Agreement.

         "Real Property Lease(s)" has the meaning set forth in Section 2.11 of this Agreement.

         "Regulations" means the income tax regulations in Israel.

         "Related Person" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family;
(c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual; (ii) the individual's spouse; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

         "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

         "Restricted Event" means (a) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) any amendment of the Organizational Documents; (c) any payment or increase of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee; (d) the adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees; (e) any damage to or destruction or loss of any property or assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects; (f) the entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, note or similar Contract or transaction involving a total remaining commitment of more than $10,000; (g) any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any property or asset or the imposition of any Encumbrance on any property or asset, including the sale, lease or disposition of any Intellectual Property Asset; (h) the cancellation or waiver of any claims or rights with a value in excess of $10,000; (i) any writedown or writeoff of any item of inventory or writedown or writeoff of any note as uncollectible; (j) the incurrence of any indebtedness for borrowed money or the assumption or guarantee of obligations of any other Person; (k) any redemption, purchase, or other acquisition of stock or any issuance or agreement to issue or purchase any shares of capital stock; (l) any material change in the accounting methods used; or (m) any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate; (n) any Contract or commitment, whether written or oral, to do any of the foregoing.

         "Returns" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Revenue" shall mean all proceeds of the direct sale of goods, services, reportable in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States, including but not limited to, rights, licenses, know-how, fees, or dividends, if applicable.

         "Revenue Report" shall mean a report detailing the Revenue earned for a given time period.

         "SEC" means Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" has the meaning set forth in the first paragraph of this Agreement.

         "Shares" has the meaning set forth in Section 1.1 of this Agreement.

         "Subsidiary" means any entity in which the Company has a Material Interest.

         "Tax" means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, use tax, personal property tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body of the State of Israel or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         "Threatened" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

                               ARTICLE 9 - GENERAL
                               -------------------

     Section 9.1 Survival of Representations, Warranties, Covenants and Agreements Except as specifically provided below, all representations, warranties, covenants and agreements made by any Party to this Agreement will survive the Closing and any investigation at any time made by or on behalf of the other Party before or after the Closing for a period of two years, except that the representations and warranties set forth in Sections 2.16, 2.20, 2.22, and 2.23 will survive for their respective statute of limitations periods and the representations and warranties set forth in Section 2.3 will survive forever. No investigation by or Knowledge of Buyer or its Representatives will affect in any manner the representations, warranties, covenants or agreements of Sellers set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or

Buyer's right to rely thereon, and such representations, warranties and covenants will survive any such investigation.

     Section 9.2 Binding Effect; Benefits; Assignment. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of Buyer and Sellers. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective successors and assigns. Neither Buyer on one hand nor any Seller on the other hand will assign any of its, his or her respective rights or obligations under this Agreement to any other Person without the prior written consent of the other, which shall not be unreasonably withheld, provided, however, that Buyer may assign all or part of its interest in this Agreement (without the written consent of any Seller) to one or more Affiliates.

     Section 9.3 Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     Section 9.4 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

     Section 9.5 Disputes. Any dispute, claim or controversy arising from or related in any way to this Agreement, except in the case of an injunction sought in the specific circumstances set forth in that certain Employment Agreement between the Company and Ami Elazari executed pursuant to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the London Center for International Arbitration ("LCIA"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in London, England but shall be governed by the laws of New York.

The panel shall consist of three (3) arbitrators chosen from the LCIA Panels of Distinguished Neutrals, each of whom is a lawyer specializing in business litigation with at least fifteen (15) years experience with a law firm of over fifteen (15) lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen having the same qualifications and experience specified above. The parties agree to cooperate: (a.) to obtain selection of the arbitrator(s) within thirty (30) days of initiation of the arbitration; (b.) to meet with the arbitrators within thirty (30) days of selection; and (c.) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing that will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or any post-hearing briefing, which briefing will be completed by both sides within twenty (20) days after the conclusion of the hearings. In the event no such agreement is reached, the LCIA will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three (3) preemptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within sixty (60) days of the conclusion of the evidence at the hearing, or of any post-hearing briefing, which briefing will be completed by both sides in no more than twenty (20) days after the conclusion of the hearings, and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible. The arbitrator(s) shall render their award following the substantive law of England and Wales. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. To the extent possible, the arbitration hearings and award will be maintained in confidence.

Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

         9.6 Mediation. Any dispute, controversy, or claim arising out of or related to this Agreement, except in the case of an injunction sought in the specific circumstances set forth in that certain Employment Agreement between the Company and Ami Elazari executed pursuant to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation. The mediation shall be conducted in London, United Kingdom and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties to this Agreement. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than forty-five (45) days after initiation. Under no circumstances shall the commencement of arbitration under this Agreement be delayed more than forty-five (45) days by the mediation process specified herein.

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

Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

     Section 9.7 Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

                  (a) If to Buyer:

                  Universal Communication Systems, Inc.
                  407 Lincoln Road, Suite 6K
                  Miami Beach, FL 33139
                  Telephone: (305) 672-6344
                  Facsimile: (305) 672-1965
                  Attention: Michael Zwebner

                  -- with a copy to --

                  Dennis J. Olle, Esq.
                  Adorno & Yoss
                  2601 South Bayshore Drive
                  Suite 1600
                  Miami, FL 33133
                  Telephone:  (305) 858-5555
                  Facsimile:  (305) 858-4777

                  (b) If to Sellers:

                  TOU Millennium Electric, Inc.
                  Hasadna 7
                  P.O. Box 3014
                  Rannana Industrial Zone
                  Israel 43650
                  Telephone:
                  Facsimile: 972-9-7407511

                  -- with a copy to --

                  Gabriel Hake
                  ------------
                  M. Seligman & Co.
                  -----------------
                  23 Menachem Begin Road - P.O.B. 36090
                  Tel Aviv 66184
                  Israel
                  Telephone: 972-3-710-1616
                  Facsimile: 972-3-710-1617


Any Party may change its address, telephone number or facsimile number by prior written notice to the other Parties.

     Section 9.8 Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

     Section 9.9 Expenses. Each Party will pay its or his own respective expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and none of such expenses, with the exception that all such expenses, costs or fees of the Sellers will be paid by the Company.

     Section 9.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida as applicable to contracts made and to be performed in the state of Florida without regard to conflicts of laws principles.

     Section 9.11 Severability. Any provision, or clause of any provision, of this Agreement that may be found to be contrary to New York law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

     Section 9.12 Headings; Construction; Time of Essence. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                         [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties have duly executed this Agreement on the date first set forth in the first paragraph of this Agreement.

BUYER:

         UNIVERSAL COMMUNICATION SYSTEMS, INC.

         By: ________________________________
         Name: Michael Zwebner
         Title: Chief Executive Officer

SELLERS:

         AMIR R. ELAZARI                             CATLAN DEVELOPMENT LIMITED

         ________________________                    By: ______________________
                                                     Name: Joseph More

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